Form 3 — Joint Filer Information
Exhibit 99-2

Name:	Metropolitan Life Insurance Company (ii)
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Thomas J. Pasuit
Assistant General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise Energy Capital Corporation (“TYY”)
Date of Event Requiring Statement:	June 14, 2013

Signature: /s/Thomas J. Pasuit
Thomas J. Pasuit, Assistant General Counsel
(ii) MetLife Reinsurance Company of Vermont as direct owner/purchaser of $1,000,000 2.77% Senior Note, Series J, Due June 14, 2020 by Metropolitan Life Insurance Company, the indirect owner and investment manager (CUSIP 89147@AG0, Certificate J-3).